Exhibit 10.6(a)

                         BPIA AGREEMENT

     This BPIA Agreement (the "Agreement") is entered into by and between Westminster Holdings, Inc., a California corporation doing business as BPI Acquisitions ("BPIA") and Bedford Property Investors, Inc., a Maryland corporation (the "Company") as of January 1, 1995.

                            RECITALS

   A. Since February, 1993 the Company and Peter B. Bedford, the Chairman and Chief Executive Officer of the Company, have been operating pursuant to an arrangement with respect to the acquisition and financing activities of the Company. BPIA, formerly an acquisition division of the Company, is now a corporation wholly owned by Mr. Bedford. The parties therefore wish to document the terms of their current and prospective arrangement in this Agreement.

   B. The parties further wish to acknowledge and confirm that as of December 31, 1994, the amount owed to Mr. Bedford under the terms of the arrangement was Seven Hundred Eleven Thousand Nine Hundred Ninety-Four Dollars ($711,944.00) (a receivable transferred to and now owing to BPIA) and as of March 31, 1995, the additional amount owed to BPIA under the arrangement was Two Hundred Fifty Thousand Seven Hundred Fifty Dollars ($250,750), all as specifically set forth in line item detail on Exhibit A attached to this Agreement (the "Current Obligations").

                           AGREEMENT

   NOW, THEREFORE, the parties agree as follows:

   1. Term of Contract. This Agreement will initially be for a term of one (1) year commencing as of January 1, 1995, and may be extended for additional one (1) year terms, subject to a maximum term of three (3) years, at the sole election of the Company. Unless the Company presents BPIA with written notice of termination sixty (60) days prior to the expiration of the then current term, the Agreement shall be extended automatically for each additional one (1) year term. The Company shall have the further right to terminate this Agreement upon sixty (60) days prior notice at any time, subject to the payment of BPIA's fees as contemplated in Section 3 below.

   2. Services. During the term of this Agreement, BPIA shall engage solely and exclusively in the provision of services to the Company with respect to the Company's acquisition and financing activities (the "Services") including by, without limitation, the following:

        (a) Financing. BPIA shall assist the Company in obtaining both debt and equity financing ("Financing") for the Company by, among other things, locating sources of Financing, negotiating term sheets for Financings, assisting in the negotiation and drafting of any documents necessary or appropriate to complete the Financing and generally providing such additional services with respect to the Financing as the Company shall request, subject to the constraints of BPIA's staff, approved budgets and expertise.

        (b) Acquisitions. BPIA shall assist the Company in acquisition of real properties ("Acquisitions") by, among other things, locating and identifying potential properties, negotiating property purchase agreements, preparing investment analyses in connection with potential acquisitions, conducting and supervising the Company's due diligence activities in connection with potential acquisitions and preparing and submitting to the Company's Board of Directors term sheets with respect to potential acquisitions and generally providing such additional services with respect to Acquisitions as the Company shall request, subject to the constraints of BPIA's staff, approved budgets and expertise.

        (c) Discretion of the Company. All of the foregoing Services shall be conducted subject to the Company's right to determine at any time and for any reason whatsoever to commence, cease or modify any Financing or Acquisition activity. Notwithstanding the following provisions regarding BPIA's compensation, the Company shall retain sole and absolute discretion as to whether and when to conduct or consummate any Financing or Acquisition and whether and when to perform any contractual undertaking with a third party entered into as part of a Financing or Acquisition activity.

        (d) Authority. BPIA shall have no authority to execute on behalf of the Company any agreement, term sheet or other undertaking or to represent to any third party that BPIA has the authority to enter into any agreement, written or oral, which would bind the Company.

   3. Compensation. For the Services rendered under this Agreement, the Company shall pay to BPIA, simultaneously with the closing of each Acquisition or Financing, a fee in an amount equaling the lesser of (i) one and one-half percent (1 1/2%) of the gross amount of the Financing or the aggregate purchase price with respect to an Acquisition, or (ii) an amount equal to (A) the aggregate amount of Approved Expenses (as defined in Section 4 below) funded by BPIA through the time of such Acquisition or Financing minus (B) the aggregate amount of fees (including fees attributable to Approved Expenses) previously paid to BPIA under this Agreement. Following the termination of this Agreement for any reason, the Company shall remain obligated to and shall pay to BPIA the fee described above if and when any Financing or Acquisition identified in good faith by BPIA as a transaction upon which BPIA has worked prior to the termination closes, provided that in the event of a termination of this Agreement based on BPIA's default, such fees shall be reduced by any damages caused directly by BPIA's default. BPIA's identification of pre-termination current transactions shall be provided to the Company in writing within 30 days following the termination. Notwithstanding the foregoing, at any time following any date upon which the holders of the Series A Preferred (as defined in the Company's Charter) elect the majority of the members of the Board of Directors of the Company, the Company shall pay to BPIA, in full and final payment for all services rendered the amount described in clause (ii) above, within 60 days following the date of any termination (reduced by any damages caused directly by a default of BPIA triggering such termination).

   4. Expenses. BPIA shall be responsible for the direct payment of all of the following costs and expenses during the term of this Agreement:

        a. The costs of salary and wages, payroll taxes, insurance, worker's compensation and other benefits of BPIA's employees and agents and training and hiring expenses;

        b. The cost of BPIA's overhead including, without limitation, the cost of forms, papers ledgers and other office supplies and equipment, telephone, telecopy, courier, expedited delivery and postage charges, and miscellaneous expenses;

        c.   The cost of accounting and reporting services;

        d. An amount equal to 40% of the costs of the Company's officers and directors insurance;

        e. The cost of travel by BPIA's employees and agents in connection with the Performance of the Services;

        f. The out-of-pocket costs incurred in connection with the arrangement, due diligence and negotiation stages of any Financing or Acquisition, including the costs of any title services, survey, financial investigating services, market studies, photographic services, architectural and engineering services, accountant/auditing work, legal counsel, environmental inspections and reports and other due diligence efforts, all in accordance with the past practices of the Company and Peter B. Bedford.

   Items a through d above shall be referred to as "Overhead
Costs;" items e and f shall be referred to as "Transaction Costs."
For the purposes of this Agreement, all such costs and expenses shall be deemed "Approved Expenses" if and to the extent that such expenses are reasonable in amount and do not exceed the sums budgeted therefore under the then approved current Overhead Budget or Transaction Budget (each as defined below). In no event shall costs attributable to losses arising from gross negligence, willful misconduct or fraud on the part of BPIA or BPIA's officers, employees, or agents, or arising from BPIA's breach of this Agreement constitute Approved Expenses.


   5.   Budgets and Reporting.

        (a) BPIA has submitted and the Company has approved the budget attached to this Agreement as Exhibit B setting forth its projected Overhead Costs for the balance of calendar year 1995 (the "Overhead Budget"). BPIA shall, prior to December 1 of each year during which this Agreement remains in effect, submit to the Company for the Company's approval an Overhead Budget setting forth its projected Overhead Costs for the next calendar year. The Company's approval of such budget shall not be unreasonably withheld or delayed. BPIA and the Company acknowledge, however, that the Overhead Budget and the Company's approval of the budget shall be subject to the further approval of AEW (as defined in that certain Series A Preferred Stock Purchase Agreement dated as of May 18, 1995, by and among AEW Partners, L.P., Peter B. Bedford and the Company). The foregoing provisions are intended by the parties to benefit AEW as a third party beneficiary.

        (b) In addition, BPIA shall, as early as reasonably practicable, submit to the Company for its approval a budget for each potential Acquisition or Financing setting forth the estimated timing and amount of all projected Transaction Costs (each, a "Transaction Budget").

        (c) BPIA shall provide a monthly accounting of all Overhead Costs or Transaction Costs incurred, which report shall identify any items inconsistent with the approved budgets. The Company shall exercise reasonable efforts following receipt of such report to review and approve the report and to identify in writing any expenses which the Company believes are not reimbursable under the terms of this Agreement, together with a statement of the basis for any objection. No failure affirmatively to object upon receipt of a report of expenses incurred, however, shall convert Overhead Expenses not contemplated in the approved Overhead Budget or other expenses not otherwise properly treated under this Agreement as Approved Expenses into Approved Expenses.

   6. Employees. All persons employed by BPIA in connection with the Services shall be BPIA's employees or independent contractors, and shall not be the employees or agents of the Company. BPIA shall fully comply with all applicable laws and regulations having to do with worker's compensation, social security, unemployment insurance, hours of labor, wages, working conditions, and other employer-employee related subjects. BPIA represents that it is and will continue to be an equal opportunity employer.

   7. Limited Activity. During the term of this Agreement, BPIA shall not engage in any activity whatsoever other than the provision of the Services or enter into any contractual relationship of any kind, directly or indirectly, as owner, employee, partner, tenant, option holder, through stock ownership, investment of capital, lending or borrowing of money or property, rendering of services or otherwise.
   8. Confidentiality. BPIA agrees to maintain the confidentiality of all information with respect to its performance of the Services and any property or interests of the Company. BPIA may, however, disclose any of such information to its agents, directors, officers, employees, advisors, attorneys or representatives who require such information for the purpose of performing or assisting in the performance of the Services, provided that such parties shall be informed of the confidential nature of such information. BPIA may also disclose any such information to the extent required by law or court order provided that BPIA shall have first, to the extent reasonably practicable, advised the Company of the requirement to disclose such information and shall have afforded the Company an opportunity to dispute such requirement and seek relief therefrom by legal process. The provisions of this Section shall survive the expiration or termination of this Agreement.

   9. Applicable Law. This Agreement and all other documents and instruments executed and delivered to evidence, complete or perfect the transactions contemplated hereby and thereby will be interpreted, construed, applied and enforced in accordance with the laws of the State of California (without regard to principles of conflicts of laws otherwise applicable).

   10.  Indemnification.

        (a) BPIA shall indemnify, defend and hold harmless the Company for, from and against any cost, loss, damage or expense (including, but not limited to, reasonable attorneys' fees and all court costs and other expenses of litigation, whether or not taxable under local law) resulting from breach of this Agreement, discriminatory conduct, willful misconduct or gross negligence on the part of BPIA or its officers, employees, agents or representatives or arising out of BPIA's policies, procedures, acts or omissions relating to employment matters.

        (b) The Company hereby agrees to indemnify, defend and hold harmless BPIA for, from and against any cost, loss, damage or expense (including, but not limited to, reasonable attorneys' fees and all court costs and other expenses of litigation, whether or not taxable under local law) resulting from (i) the breach of this Agreement by the Company, (ii) willful misconduct or gross negligence of the Company or its partners, employees, agents or representatives, or (iii) any action or claim against BPIA arising out of the performance of BPIA of its duties hereunder, provided that (x) such action or claim shall not have arisen by reason of breach of this Agreement by BPIA, discriminatory conduct or willful misconduct or gross negligence of BPIA or its officers, employees, agents or representatives and (y) such action or claim shall not arise out of BPIA's policies, procedures, acts or omissions relating to employment matters.

   11. Assignment. Neither this Agreement nor any of the obligations hereunder shall be assignable or delegable by either party without the prior written consent of the other party, provided that the rights and obligations of the Company may be assigned and delegated to any successor by merger or reorganization of the Company or to any entity which acquires all or substantially all of the assets of the Company, provided that following any such succession, Peter B. Bedford remains the CEO (or an equivalent position) in the successor entity.

   12. Notices. Any notices required to be given under this Agreement by one party to the other may be affected by delivery, in writing, by facsimile, mail, registered or certified, postage prepaid with return receipt requested. Notices delivered personally or by facsimile will be deemed communicated as of the date of actual receipt; mailed notices will be deemed communicated as of the day of receipt or the fifth business day after mailing, whichever occurs first.

   13. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

   14. Entire Agreement of the Parties. This Agreement supersedes any and all agreements, either oral or written, between the parties with respect to the rendering of services by BPIA to the Company and contains all of the representations, covenants, and agreements between the parties with respect to the rendering of those services. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not contained in this Agreement, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding. Any modification of this Agreement will be effective only if it is in a writing signed by the Party to be charged.

   15. Recovery of Litigation Costs. If any legal action or other proceeding, or arbitration proceeding, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party or parties shall be entitled to recover court costs, arbitration costs, reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled. The prevailing party shall be determined based upon an assessment of which party's major arguments made or positions taken in the proceedings fairly could be said to have prevailed over the other party's major arguments or positions on major disputed issues in the decision.

   16. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties hereto and AEW. The foregoing provision is intended by the parties to benefit AEW as a third-party beneficiary.

   17. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties, provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

   18. Confirmation. Peter B. Bedford's execution of this Agreement in the space provided below shall both confirm the accuracy of the Recitals and express Mr. Bedford's agreement to make the payments of expenses required of BPIA in Section 4 above should BPIA fail to make any of such payments in timely fashion, provided that Mr. Bedford shall have no such obligation if, when and to the extent that the outstanding amount described in Section 3 (ii) above exceeds $1,000,000 or following a termination of BPIA's obligations based on the expiration or termination of the term of this Agreement or pursuant to the operation of
        Section 11.  In furtherance of the foregoing:

        (a) Mr. Bedford acknowledges that the foregoing is an absolute and unconditional undertaking of payment, enforceable without the necessity of any suit or proceedings of any kind or nature whatsoever against BPIA and without the necessity of any notice of nonpayment, nonperformance or nonobservance or any notice of acceptance. Mr. Bedford hereby expressly agrees that the validity of this undertaking and the obligations set forth shall in no way be affected, diminished, impaired or terminated by reason of the assertion or the failure to assert by the Company against BPIA of any of the rights or remedies reserved to the Company or otherwise by (i) the release or discharge of BPIA in any creditors' proceedings, receivership, bankruptcy or other proceedings, (ii) the impairment, limitation or modification of the liability of BPIA or the estate of BPIA in bankruptcy or (iii) the rejection or disaffirmance of this Agreement in any such proceedings. Mr. Bedford further waives any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respect more burdensome than that of a principal.

        (b) This undertaking shall be continuing and the liability of Mr. Bedford shall in no way be affected, modified or diminished by reason of any assignment (except as provided in Section 11 above), renewal pursuant to
             Section 1 above (subject to the maximum 3-year term) or by reason of any modification or waiver of or change in any of the terms, covenants, conditions or provisions of the Agreement. Without limiting the generality of the foregoing, the Company may at any time and from time to time without the consent of, or notice to, Mr. Bedford, without incurring responsibility to and without impairing or releasing the obligations of Mr. Bedford hereunder: (i) exercise or refrain from exercising any rights against BPIA or others or otherwise act or refrain from acting, or
             (ii) settle or compromise in good faith any obligations of BPIA under the Agreement.

   The parties hereto have executed this Agreement as of the date first written above.

BEDFORD PROPERTY INVESTORS, INC. WESTMINSTER HOLDINGS, INC.

/s/ Donald A. Lorenz                            /s/ Peter B. Bedford
Donald A. Lorenz                                Peter B. Bedford
Its: Chief Financial Officer

The undersigned Peter B. Bedford executes this Agreement solely for purposes of Section 18 above.

/s/ Peter B. Bedford
Peter B. Bedford